EXHIBIT 99.2

Marlin Business Services Corp. Announces Resignation of Lynne C. Wilson

MT. LAUREL, N.J., April 30, 2015 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today announced the resignation of Lynne C. Wilson from her position as Senior Vice President and Chief Financial Officer of the Company. Ms. Wilson, who began her Marlin career in 2006, commented, "I have enjoyed my time with Marlin, but I believe it is the right time for me to pursue other interests. It has been great to work with the Marlin team. I plan on working closely with Dan over the next month to ensure a smooth transition."

"On behalf of the entire organization, I'd like to take this opportunity to personally thank Lynne for her contributions and her nine years of dedicated service. She has been a true asset to the Company. We wish her much success going forward," said Daniel P. Dyer, Marlin's Chief Executive Officer.

The Company also announced that executive search firm, Korn Ferry, has been engaged to assist the Company in leading a comprehensive search process to determine Ms. Wilson's successor.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (Nasdaq:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Ed Dietz
         888 479 9111 Ext. 4458
         edietz@marlinleasing.com